EXHIBIT 99.02
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire receives FDA Approvable Letter for DAYTRANATM for the treatment of ADHD

Philadelphia, PA, US and Basingstoke, UK – December 23, 2005 -- Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for DAYTRANA (methylphenidate transdermal system), an investigational transdermal patch formulation for methylphenidate designed for once-daily use to treat attention deficit hyperactivity disorder (ADHD) in children aged 6 to 12 years. The approvable letter contains proposed labeling, as well as requests for data clarification, post-marketing surveillance, and post-marketing studies. Shire is now initiating dialogue with FDA to address these issues.

“This approvable letter for DAYTRANA is positive news for Shire and our partner, Noven Pharmaceuticals,” said Shire Chief Executive Officer Matthew Emmens. “We look forward to working with the FDA to agree on the final labeling for DAYTRANA. As the first and only non-oral medication for ADHD, DAYTRANA, if ultimately approved, will be a welcome new alternative to current therapies for patients diagnosed with ADHD.”

Shire and Noven Pharmaceuticals, Inc. submitted an amended New Drug Application (NDA) for DAYTRANA to the FDA in June of this year. DAYTRANA is licensed globally to Shire by Noven. Shire hopes to reach final agreement with the FDA concerning DAYTRANA to allow for an on track launch during the first half of 2006.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results. Shire’s strategy is to develop and market products for specialty physicians. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

About DAYTRANA

DAYTRANA is a Schedule II controlled substance. DAYTRANA was generally well tolerated in clinical studies. As with other products containing methylphenidate (the active ingredient in DAYTRANA), common side effects reported in children who received DAYTRANA were decreased appetite, insomnia, nausea, vomiting, weight loss, tic, and affect lability (mood swings). DAYTRANA should not be used by children with allergies to methylphenidate or other ingredients in DAYTRANA. The patch should be applied daily to clean, dry skin, which is free of any cuts or irritation. Avoid applying external heat to the patch. Skin irritation may occur. Methylphenidate should not be taken by children with significant anxiety, tension, or agitation; glaucoma; tics; Tourette’s syndrome, or family history of Tourette’s syndrome; or current/recent use of MAO inhibitors (a type of antidepressant). Abuse of methylphenidate may lead to dependence. Tell your healthcare professional if your child has had problems with alcohol or drugs or has had depression, abnormal thoughts/behaviors, visual disturbances, seizures, high blood pressure, or heart conditions.

About ADHD

ADHD affects approximately 7.8 percent of all school-age children, more than 4 million in the United States. ADHD is considered the most commonly diagnosed psychiatric disorder in children and adolescents. ADHD is a neurological brain disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable age and maturity. If untreated, ADHD can acutely affect a child’s life, leading to problems with family members, friends, sports, after-school activities and academics.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc's results could be materially affected. The risks and uncertainties include, but are not limited to; risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of DAYTRANATM (MTS/METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), MESAVANCE TM (SPD476) (ulcerative colitis), ELAPRASE TM (idursulfase) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, including Shire Pharmaceuticals Group plc's Annual Report on Form 10-K for the year ended December 31, 2004.

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